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Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERNET BRANDS, INC.

(Incorporated October 9, 1998)

        Internet Brands, Inc. (the "corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

        1.     That the corporation was incorporated on October 9, 1998 under the name CarsDirect.com, Inc., pursuant to the General Corporation Law.

        2.     That on May 24, 2005, the corporation changed its name from CarsDirect.com, Inc. to Internet Brands, Inc., pursuant to the General Corporation Law.

        3.     Pursuant to Sections 242 and 245 of the General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

        4.     The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

          ONE.    The name of the corporation is: Internet Brands, Inc.

          TWO.    The address of the corporation's registered office in the State of Delaware is 9 East Loockerman Street, Suite 1-B, Dover, Delaware 19901 (County of Kent). The name of its registered agent at such address is National Registered Agents, Inc.

          THREE.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

          FOUR.    The corporation is authorized to issue three classes of stock to be designated, respectively, "Class A Common Stock," "Class B Common Stock" and "Preferred Stock." The total number of shares of capital stock the corporation is authorized to issue is 136,050,000. The total number of shares of Class A Common Stock that the corporation is authorized to issue is 125,000,000, with a par value of $0.001 per share. The total number of shares of Class B Common Stock that the corporation is authorized to issue is 6,050,000, with a par value of $0.001 per share. The Class A Common and Class B Common Stock are collectively referred to herein as "Common Stock." The total number of shares of Preferred Stock that the corporation is authorized to issue is 5,000,000, with a par value of $0.001 per share.

        The Preferred Stock, if any, may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock, subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock designation relating to any series of Preferred Stock).

        In addition to any vote required by law, the corporation shall not, without first obtaining the approval of the holders of a majority of the total number of shares of the Class A Common Stock then outstanding and the holders of a majority of the total number of shares of the Class B Common Stock then outstanding, voting as separate classes, effect any increase in the authorized number of shares of Class B Common Stock.

        The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation, irrespective of Section 242(b)(2) of the General Corporation Law. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

        Upon this Restated Certificate of Incorporation of the corporation becoming effective pursuant to the General Corporation Law (the "Effective Time"), each two shares of issued and outstanding Class A Common Stock and Class B Common Stock shall automatically be combined, reclassified and changed into one share of Class A Common Stock and one share of Class B Common Stock of the corporation, respectively; provided, however, that any stockholder who would otherwise be entitled to a fractional share of Common Stock as a result of such reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the fair value of one share of Class A Common Stock or Class B Common Stock, as applicable.

        Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

        The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below.

        Section 1.  Dividends.    The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock or securities convertible into, or exercisable or exchangeable for Common Stock, the holders of Class A Common Stock shall receive

Class A Common Stock or rights to acquire Class A Common Stock or securities convertible into, or exercisable or exchangeable for Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock or securities convertible into, or exercisable or exchangeable for Class B Common Stock, as the case may be; provided, further, that in the event that such dividend or other distribution with respect to the Common Stock is paid in the form of shares of any class or series of securities of any other corporation or entity, the holders of the Class A Common Stock and the holders of the Class B Common Stock may receive securities that differ with respect to, but solely with respect to, their relative voting rights and related differences in conversion and distribution provisions, so as to preserve the relative voting rights of each class of Common Stock in effect immediately prior to such dividend or other distribution as determined by the Board of Directors.

        Section 2.  Liquidation.    Upon the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, subject to any preferential or other amounts to be distributed to any holders of the Preferred Stock and any other class or series of stock then outstanding, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive all the assets of the corporation available for distribution to its stockholders ratably as a single class in proportion to the number of shares held by them.

        Section 3.  Conversion.

          (a)   Class B Common Stock.    The Class B Common Stock shall be convertible to Class A Common Stock as follows:

            (i)    Election of Holder.    Each share of Class B Common Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for such Class B Common Stock, into one (1) share of Class A Common Stock.

            (ii)   Mandatory Conversion upon Transfer of Shares.    Upon (1) the transfer or disposition of any share of Class B Common Stock to any person or entity other than an Idealab Related Party (as defined below), or (2) the transfer of the power, whether exclusive or shared, to vote or direct the voting of any share of Class B Common Stock by proxy, voting agreement, or otherwise to any person or entity (x) other than officers or directors of the corporation or an Idealab Related Party, or (y) other than pursuant to a voting agreement in connection with a merger agreement approved by a majority of the independent directors (as defined below) of the Board of Directors, each such share of Class B Common Stock shall, upon such transfer, automatically be converted into one (1) share of Class A Common Stock. For purposes of the preceding sentence, a "transfer" shall be deemed to occur with respect to any shares held by an Idealab Related Party when such Idealab Related Party ceases to be an Idealab Related Party. Notwithstanding the foregoing, Idealab (as defined below) may, without effecting its automatic conversion to Class A Common Stock, pledge Class B Common Stock to nationally-recognized financial institutions (not affiliated with Idealab or an Idealab Related Party) as collateral in connection with bona fide lending transactions. For purposes hereof, "Idealab Related Party" shall mean (i) Idealab Holdings, L.L.C. ("Idealab"), (ii) Idealab, Inc. ("Idealab Parent"), and (iii) any directly or indirectly wholly-owned subsidiary of Idealab Parent (an "Idealab Sub"). Idealab shall cease to be an Idealab Related Party if and when it is no longer wholly-owned by Idealab Parent. An Idealab Sub shall cease to be an Idealab Related Party if and when it is no longer wholly-owned (directly or indirectly) by Idealab Parent. For purposes hereof, "independent directors" shall mean directors who are not officers or directors of, or otherwise affiliated with, an Idealab Related Party or who are otherwise disinterested within the meaning of Delaware law.

            (iii)  Mandatory Conversion upon Failure to Maintain Minimum Ownership.    If and when the Idealab Related Parties collectively cease to hold and have the right to direct the vote of at least 15% of the shares of outstanding capital stock of the corporation (assuming for these purposes that all shares of Class B Common Stock of the corporation have been converted into shares of Class A Common Stock of the corporation in accordance with the terms of this Restated Certificate of Incorporation), each outstanding share of Class B Common Stock shall automatically be converted into one (1) share of Class A Common Stock.

            (iv)  Mechanics of Conversion.    Before any holder of Class B Common Stock shall be entitled to convert the same into shares of Class A Common Stock pursuant to this Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Class B Common Stock, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted. In the event of an automatic conversion pursuant to Section 3(a)(ii) or 3(a)(iii), the outstanding shares of Class B Common Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the corporation or the transfer agent for such Class B Common Stock; and the corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the corporation or the transfer agent for such Class B Common Stock as provided above, or the holder notifies the corporation or the transfer agent for such Class B Common Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled.

            (v)   Status of Converted Stock.    In the event any shares of Class B Common Stock shall be converted pursuant to this Section 3(a), the shares so converted shall be retired and shall not be reissued by the corporation.

            (vi)  Adjustment of Conversion of Class B Common Stock.    The conversion of the Class B Common Stock into Class A Common Stock pursuant to this Section 3(a) shall be subject to adjustment from time to time as follows:

              (A)  Adjustments for Subdivisions or Combinations of Class A Common Stock.    In the event the outstanding shares of Class A Common Stock shall be subdivided by stock split, stock dividend or otherwise (but not including a distribution or exercise of rights to acquire Class A Common Stock), into a greater number of shares of Class A Common Stock, the number of shares of Class A Common Stock into which each share of Class B Common Stock is convertible shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Class A Common Stock shall be combined or consolidated into a lesser number of shares of Class A Common Stock, the number of shares of Class A Common Stock into which each share of Class B Common Stock is convertible shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

              (B)  Adjustments for Subdivisions or Combinations of Class B Common Stock.    In the event the outstanding shares of Class B Common Stock shall be subdivided by stock split, stock dividend or otherwise (but not including a distribution or exercise of rights to acquire Class B Common Stock), into a greater number of shares of Class B Common Stock, the number of shares of Class A Common Stock into which each share of Class B Common Stock is convertible shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class B Common Stock shall be combined or consolidated into a lesser number of shares of Class B Common Stock, the number of shares of Class A Common Stock into which each share of Class B Common Stock is convertible shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (C)  Adjustments for Reorganizations, Reclassifications or Similar Events.    If the Class A Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Class B Common Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock of the corporation deliverable upon conversion of such shares of Class B Common Stock shall have been entitled upon such reorganization, reclassification or other event.

        Section 4.  Voting.    Except as otherwise required by law or as otherwise set forth herein,

          (a)   each holder of Class A Common Stock shall be entitled to vote one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or to the consent of the stockholders of the corporation,

          (b)   each holder of Class B Common Stock shall be entitled to vote that number of votes that equals twenty (20) multiplied by the number of shares of Class A Common Stock into which each share of Class B Common Stock is then currently convertible under Section 3(a) of this Restated Certificate of Incorporation, for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or to the consent of the stockholders of the corporation, and

          (c)   every reference in this Restated Certificate of Incorporation and the Bylaws of the corporation to a majority or other proportion of stock, voting stock or shares shall refer to such majority or other proportion of the votes of such stock, voting stock or shares.

          FIVE.    The corporation is to have perpetual existence.

          SIX.

          (a)   Number of Directors.    The Board of Directors shall at all times be comprised of no fewer than three (3) directors. The number of directors which constitute the whole Board of the corporation shall be as specified in the Bylaws of the corporation.

          (b)   Removal and Vacancies.    Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal.

          Subject to the rights of holders of any one or more series of Preferred Stock then outstanding, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors entitled to vote thereon, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall be duly elected and qualified.

          (c)   Management of the Corporation.    The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

          SEVEN.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

          EIGHT.

          (a)   Written Ballots.    Elections of directors at an annual or special meeting need not be by written ballot unless the Bylaws of the corporation shall so provide.

          (b)   Location of Meetings and Books and Records.    Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

          (c)   Action by Written Consent of Stockholders.    Until the Trigger Date (as defined below), any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the corporation entitled to vote thereon were present and voted. Effective on and after the Trigger Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. The "Trigger Date" is the date on which each outstanding share of Class B Common Stock shall automatically be converted into one (1) share of Class A Common Stock pursuant to Section 3(a)(iii) above.

          (d)   Special Meetings.    Special meetings of stockholders of the corporation may be called only by the Chair of the Board of Directors, the Chief Executive Officer of the corporation, the President of the corporation (in the absence of a Chief Executive Officer), or the Board of Directors acting pursuant to a resolution adopted by a majority of the whole Board of Directors and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

          (e)   Advance Notice Provisions.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

          NINE.

          (a)   Limitation of Director's Liability.    To the fullest extent not prohibited by the General Corporation Law of Delaware as the same exists or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director.

          (b)   Indemnification of Directors and Officers.    The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the foregoing provisions shall not require the corporation to indemnify a person in connection with a Proceeding initiated by such person unless the Proceeding was authorized by the Board of Directors.

          (c)   Indemnification of Corporate Agents.    The corporation may indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to any Proceeding, by reason of the fact that such person, such person's testator or intestate is or was an employee benefit plan fiduciary, agent or employee of the corporation or serves or served at the request of the corporation as a director, officer, agent, employee benefit plan fiduciary or employee of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

          (d)   Repeal or Modification.    Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or Proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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        4.     The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

        5.     The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 245 of the Delaware General Corporation Law.

        6.     This Restated Certificate of Incorporation shall become effective at             p.m. on                        , 2007.

*        *        *

        IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by Robert N. Brisco, its President and Chief Executive Officer, this             day of                        , 2007.

INTERNET BRANDS, INC.
Robert N. Brisco President and Chief Executive Officer

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  Exhibit 3.1